Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
COLONEL HOLDINGS, INC.,
COLONEL MERGER SUB, INC.
and
CKX, INC.
Dated as of May 10, 2011

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

INDEX OF DEFINED TERMS

Term	Section

409A Authorities	4.12(d)
Acceptance Time	1.4(a)
Acquisition Proposal	6.2(e)(i)
Action	4.10
Adverse Recommendation Change	6.2(b)
Affiliate	9.3(a)
Affiliate Transaction	4.23
Agreement	Preamble
AJCA	4.12(d)
Alternative Acquisition Agreement	6.2(b)
Alternative Debt Financing	6.10(a)
beneficial ownership	9.3(b)
Book-Entry Shares	3.3(b)
Business Day	9.3(c)
Cash Equity	5.7
Certificate of Merger	2.3
Certificates	3.3(b)
Chosen Court	9.8(a)
Closing	2.2
Closing Date	2.2
Code	3.4
Commitment Letters	Recitals
Common Shares	Recitals
Commonly Controlled Entity	4.12(c)(v)
Company	Preamble
Company Board	Recitals
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	IV
Company Employees	6.15(a)
Company Equity Plans	3.2(b)
Company Intellectual Property	4.19(c)
Company Minority Interest Business	4.3
Company Option	3.2(a)(i)
Company Plans	4.12(a)
Company Preferred Stock	4.2(a)
Company Recommendation	4.4(b)
Company Registered IP	4.19(b)
Company Related Parties	8.3(f)
Company Restricted Share	3.2(a)(ii)
Company SEC Documents	4.6(a)
Company Stock Plan	3.2(a)(i)
Company Stockholder Approval	4.4(a)

INDEX OF DEFINED TERMS
(Continued)

Term	Section

Company Stockholders Meeting	6.3(b)
Confidentiality Agreement	6.4
Contract	4.5(a)
control	9.3(d)
Copyrights	4.19(a)
Debt Commitment Letter	Recitals
Debt Financing	5.7(b)
Debt Financing Source	9.8(b)
Delaware Secretary of State	2.3
DGCL	2.1
Dissenting Shares	3.5
DOJ	6.5
Domain Names	4.19(a)
Effective Time	2.3
Environmental Law	4.14(b)
Equity Commitment Letter	Recitals
Equity Investors	5.7
ERISA	4.12(a)
Exchange Act	1.1(a)
Existing Policies	6.8(b)
Expenses	9.3(e)
Fairness Opinion	4.25
Financing	5.7(b)
FTC	6.5
GAAP	4.6(b)
Governmental Entity	4.5(b)
Hazardous Substance	4.14(c)
HSR Act	4.5(b)
Indebtedness	9.3(f)
Independent Directors	1.4(c)
Intellectual Property	4.19(a)
IRS	4.12(a)
knowledge	9.3(g)
Law	4.5(a)
Leased Real Property	4.18(a)
Leases	4.18(a)
Lenders	5.7(b)
Liens	9.3(h)
Limited Guarantee	5.7(f)
Marks	4.19(a)
Material Adverse Effect	4.1(a)
Material Contract	4.16(a)(xv)

v

INDEX OF DEFINED TERMS
(Continued)

Term	Section

Merger	Recitals
Merger Outside Date	8.1(b)(i)
Merger Sub	Preamble
Minimum Condition	9.16(a)
NASDAQ	4.5(a)
New Plans	6.15(b)
Nonqualified Deferred Compensation Plan	4.12(d)
Notice Period	6.2(c)(ii)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Outside Date	1.1(b)
Offer Price	Recitals
Offer Termination	1.1(b)
Offer to Purchase	1.2
Old Plans	6.15(b)
Owned Real Property	4.18(a)
Parent	Preamble
Parent Material Adverse Effect	5.1
Parent Related Parties	8.3(f)
Participant	4.12(d)
Patents	4.19(a)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
Per Share Merger Consideration	3.1(a)
Permits	4.11
Permitted Liens	4.18(b)
Person	9.3(i)
Promissory Note	1.5(c)
Proxy Statement	4.8
Real Property	4.18(a)
Related Party	4.23
Representatives	6.2(a)
Required Information	6.10(b)
Reverse Termination Fee	8.3(c)
Rights Agreement	4.2(a)
Sarbanes-Oxley Act	4.6(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	IV
Securities Act	4.6(a)
Series B and C Consent	4.4(a)

INDEX OF DEFINED TERMS
(Continued)

Term	Section

Series B Convertible Preferred Stock	3.1(b)
Series B Preferred Share	3.1(b)
Series C Convertible Preferred Stock	3.1(b)
Series C Preferred Share	3.1(b)
Shares	3.1(c)
Solvent	5.9
Subsequent Company SEC Documents	4.6(a)
Subsequent Offering Period	1.1(b)
Subsidiary	9.3(j)
Superior Proposal	6.2(e)(ii)
Support Agreement Shares	Recitals
Support Agreements	Recitals
Surviving Corporation	2.1
Takeover Laws	4.4(b)
Tax Returns	4.15(i)
Taxes	4.15(i)
Termination Fee	8.3(b)(iii)
Top-Up Closing	1.5(c)
Top-Up Closing Date	1.5(c)
Top-Up Option	1.5(a)
Top-Up Shares	1.5(a)
Treasury Regulation	9.3(k)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 10, 2011, among Colonel Holdings, Inc., a Delaware corporation (“Parent”), Colonel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and CKx, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) at a price per Common Share of $5.50 net to the seller in cash (such amount or any greater amount per Common Share as may be paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has , (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable Law, adopt and approve this Agreement, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Apollo Investment Fund VII, L.P., certain of its affiliated investment funds and Parent have entered into an equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”) and Goldman Sachs Bank USA and Parent have entered into a debt commitment letter, dated as of the date hereof (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, one or more stockholders of the Company have delivered to Parent a support agreement (collectively, the “Support Agreements”) in respect of the Common Shares (if any) held by them (the “Support Agreement Shares”) and the Series B Preferred Shares and Series C Preferred Shares (each as hereinafter defined) held by them, pursuant to which such stockholders shall, among other things, (i) agree not to tender Support Agreement Shares held by them (if any) into the Offer, (ii) support the Merger and the other transactions contemplated hereby and (iii) prior to the Effective Time, transfer or exchange the Support Agreement Shares (if any) and the Series B Preferred Shares and the Series C Preferred Shares held by them to or with Parent or an Affiliate of Parent, in each case, on the terms and subject to the conditions set forth in the Support Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1  The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and no event shall have occurred and be continuing that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Exhibit A hereto (the “Offer Conditions”) (other than the Minimum Condition and condition (b) on Exhibit A hereto), Merger Sub shall, and Parent shall cause Merger Sub to, use commercially reasonable efforts to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) not later than three (3) Business Days following the date hereof (and in any event Merger Sub shall, and Parent shall cause Merger Sub to, commence not later than five (5) Business Days following the date hereof), an offer to purchase all outstanding Common Shares at the Offer Price. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Common Shares tendered pursuant to the Offer shall be subject to the satisfaction or waiver by Merger Sub of the Offer Conditions and the terms and conditions hereof. Merger Sub expressly reserves the right, in its sole discretion, to waive any Offer Condition, in whole or in part, at any time or from time to time, or to modify the terms or conditions of the Offer, except that, without the written consent of the Company, Merger Sub shall not (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Common Shares subject to the Offer, (iv) waive or change the Minimum Condition (as defined in Exhibit A), (v) add to the Offer Conditions, (vi) extend the expiration of the Offer except as required or permitted by Section 1.1(b) or (vii) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Common Shares. Either Parent or Merger Sub may, in its sole and absolute discretion and without the consent of the Company, increase the Offer Price, in which case the Offer shall be extended, without the consent of the Company, as required by applicable Law. The Company agrees that no Common Shares held by the Company or any of its Subsidiaries will be tendered in the Offer.

(b) The Offer shall expire on the date that is twenty (20) Business Days (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer, except as may otherwise be required by applicable Law; provided, however, that if at any scheduled expiration date of the Offer, all of the Offer Conditions shall have been satisfied or waived other than the Minimum Condition, Merger Sub may, or if requested by the Company, Merger Sub shall, extend the Offer to the earliest to occur of (i) a date that is no more than fifteen (15) Business Days after such previously scheduled expiration date (the length of each such period to be determined by Merger Sub in its sole discretion), or (ii) the later of (A) three (3) months from the date hereof or (B) such other date on or prior to the Merger Outside Date as Parent may specify in its sole discretion upon delivery of written notice to the Company (the “Offer Outside Date”); provided further, that Merger Sub may, in its sole discretion, (A) extend the Offer for a period of no more than 15 (fifteen) Business Days in the aggregate, if at any time at or prior to any scheduled expiration date of the Offer, less than 78.75% of the number of Common Shares then outstanding less the number of Support Agreement Shares (if any) held in a voting trust in accordance with a Support Agreement, have been validly tendered and not withdrawn and/or (B) provide a subsequent offering period (a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Exchange Act. If (1) as of any scheduled expiration date of the Offer (x) all of the Offer Conditions shall not have been satisfied or waived, (y) no further extensions or re-extensions of the Offer are required pursuant to this Section 1.1(b) and (z) Merger Sub shall elect by delivery of a written notice to the Company, or (2) all of the Offer Conditions shall not have been satisfied or waived as of the Offer Outside Date, then, in each case of clauses (1) and (2), the Offer shall terminate. The termination of the Offer pursuant to the immediately preceding sentence is referred to herein as the “Offer Termination.” If the Offer is terminated or withdrawn by Merger Sub, or this

Agreement is terminated by Parent in accordance with Section 8.1, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Common Shares to the registered holders thereof to the extent required by the terms of the Offer.

(c) Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub will accept for payment and pay for all Common Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof (as the same may be extended or required to be extended) or (in the case of any Common Shares tendered during any Subsequent Offering Period) as soon as practicable following the valid tender thereof.

Section 1.2  Offer Documents.  As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a combined Tender Offer Statement and Schedule 13E-3 under cover of Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all amendments and supplements thereto, the “Offer Documents”) and (b) cause the Offer Documents to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required under the Exchange Act or reasonably requested in connection with any action contemplated by this Section 1.2 to be included in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Fairness Opinion and all other material disclosure relating to the Company’s financial advisor (including the fees and other consideration that the Company’s financial advisor will receive upon consummation of the Offer and the Merger). Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any written comments that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written responses thereto, and to promptly inform them of any oral comments or other communications. The Company and its counsel shall be given a reasonable opportunity to review and comment upon any written responses and to participate in any oral responses and Parent shall give due consideration to all reasonable additions, deletions or changes, as applicable, suggested thereto by the Company and its counsel.

Section 1.3  Company Actions.

(a) The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the Company Recommendation (subject only to the Company’s right to rescind, modify or withdraw the Company Recommendation in accordance with the provisions of Section 6.2).

(b) As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and mail to the Company’s stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the Company Recommendation and the Fairness Opinion, and shall cause the Schedule 14D-9 to be disseminated to the Company’s stockholders (concurrently with and in the same mailing envelope as the Offer Documents) as required by Rule 14d-9 under the Exchange Act. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable federal securities Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written responses thereto, and to promptly inform them of any oral comments or other communications. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon any written responses and to participate in any oral responses and the Company shall give due consideration to all reasonable additions, deletions or changes, as applicable, suggested thereto by Parent, Merger Sub and their counsel.

(c) In connection with the Offer, the Company shall cause its transfer agent promptly (but in any event not later than three (3) Business Days following the date hereof) to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Common Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Common Shares. The Company shall, and shall cause its directors, officers, employees and other Representatives to, use their reasonable best efforts to make solicitations and recommendations to the holders of Common Shares for purposes of causing the Minimum Condition to be satisfied, including, upon Parent’s request, together with Parent and Merger Sub, jointly preparing a presentation to RiskMetrics Group or such other proxy advisory firm as designated by Parent to recommend this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

Section 1.4  Directors.

(a) Subject to compliance with applicable Law, promptly upon the acceptance for payment by Merger Sub of Common Shares pursuant to the Offer representing at least such number of Common Shares as shall satisfy the Minimum Condition (the time of such acceptance, the “Acceptance Time”), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage of the total number of outstanding Common Shares at such time represented by the aggregate number of Common Shares beneficially owned by Parent or its Affiliates at such time (including Shares so accepted for payment) plus the aggregate number of Support Agreement Shares (if any) held in a voting trust in accordance with a Support Agreement; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board as long as Parent, its Affiliates and the stockholders party to the Support Agreements beneficially own a majority of the Shares of the Company. In furtherance thereof, the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected or appointed, including increasing the size of its Board of Directors and/or securing the resignations of one or more incumbent directors and/or filling any vacancies so created with Parent’s designees. At such time, the Company shall, upon request of Parent, also promptly take all actions necessary to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. The Company shall cause the foregoing actions to be effected concurrently with the Acceptance Time.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.4 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 1.4, then, until the Effective Time, the Company shall cause the Company Board to maintain at least two directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below two for any reason, the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall promptly (and in any event within ten (10) Business Days) designate two individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement; provided, that if no such Independent Director is appointed in such time period, Parent shall designate such Independent Director(s). The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.4(c).  Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.4 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company requiring action by the Company Board, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder, will require the concurrence of a majority of the Independent Directors (or in the case where there are two or fewer Independent Directors, the concurrence of one Independent Director), in each case, if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on the rights of any holders of Shares other than Parent or Merger Sub.

Section 1.5  The Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase that number of Common Shares (the “Top-Up Shares”) equal to the lowest number of Common Shares that, when added to the number of Common Shares held by Parent and Merger Sub at the time of such exercise, together with the number of Support Agreement Shares (if any) held in a voting trust in accordance with a Support Agreement, shall constitute one share more than 90% of the total Common Shares then outstanding (determined on a fully diluted basis and assuming the issuance of the Top-Up Shares), at a price per Common Share equal to the Offer Price.

(b) The Top-Up Option shall be exercisable once in whole and not in part on or prior to the second (2nd) Business Day after the Acceptance Time or the expiration of any Subsequent Offering Period; provided, however, that the obligation of the Company to deliver the Top-Up Shares is subject to the conditions that (i) no judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise; (ii) the Top-Up Option shall not be exercisable for a number of Common Shares in excess of the number of authorized but unissued Common Shares (including as authorized and unissued Shares, for purposes of this Section 1.5, any Common Shares held in the treasury of the Company); and (iii) Merger Sub has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided further, that the Top-Up Option shall terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.

(c) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Common Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares, together with the number of Support Agreement Shares (if any) held in a voting trust in accordance with a Support Agreement, and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing” and the date of such closing, “Top-Up Closing Date”), which shall take place not later than two (2) Business Days following the Acceptance Time or the expiration of any Subsequent Offering Period. The Company shall, as soon as practicable following receipt of such notice (and in no event later than the Top-Up Closing Date), notify Parent and Merger Sub in writing of the number of Shares then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Shares and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities laws. The aggregate price required to be paid for the Top-Up Shares shall be paid by Merger Sub or Parent by (A) paying in cash, by wire transfer of readily available funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) executing and delivering to the Company a promissory note (the “Promissory Note”) having a principal amount equal to the aggregate cash purchase price for the Top-Up Shares less the amount paid in cash pursuant to clause (A). The Promissory Note shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Merger Sub and the Company hereby agree that in any appraisal proceeding described in Section 3.5 hereof, that the fair value of the Dissenting Shares subject to the appraisal proceeding shall be determined in accordance with the DGCL without regard to the Top-Up Option, the Top-Up Shares or the Promissory Note.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2  Closing.  The closing of the Merger (the “Closing”) shall take place (a) if the Merger is consummated in accordance with Section 253 of the DGCL as contemplated in Section 6.3(c), on the second (2nd) Business Day following the Acceptance Time or the expiration of the final Subsequent Offering Period and the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) or (b) if the Merger is not consummated in accordance with Section 253 of the DGCL as contemplated in Section 6.3(c), on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), in each case of clauses (a) and (b), at 10:00 a.m., eastern standard time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019-6064, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3  Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or, if applicable, a certificate of ownership and merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5  Certificate of Incorporation; Bylaws.

(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 6.8, and except that Article I thereof shall read as follows: “The name of the Corporation is CKx, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 6.8, and except that such Bylaws shall be amended to reflect that the name of Surviving Corporation shall be CKx, Inc.

Section 2.6  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, (ii) Support Agreement Shares (if any) held in a voting trust or by Parent or its designee in accordance with a Support Agreement so long as such Support Agreement has not been terminated prior to the Effective Time and (iii) Common Shares to be cancelled pursuant to Section 3.1(c)), shall thereupon be cancelled and converted automatically into, and shall thereafter only represent the right to receive, the Offer Price per Common Share in cash, without interest, and subject to deduction for any required withholding Taxes as described in Section 3.4 (the “Per Share Merger Consideration”).

(b) (i) Each share of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series B Convertible Preferred Stock”, and each share of Series B Convertible Preferred Stock, a “Series B Preferred Share”) issued and outstanding immediately prior to the Effective Time (other than (A) Dissenting Shares and (B) Series B Preferred Shares to be cancelled pursuant to Section 3.1(c)) shall be contributed to Parent (or its Affiliate) in exchange for preferred securities of Parent (or such Affiliate) on the terms and subject to the conditions set forth in the applicable Support Agreement; and (ii) each share of Series C Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series C Convertible Preferred Stock”, and each share of Series C Convertible Preferred Stock, a “Series C Preferred Share”) issued and outstanding immediately prior to the Effective Time (other than (A) Dissenting Shares and (B) Series C Preferred Shares to be cancelled pursuant to Section 3.1(c)) shall be contributed to Parent (or its Affiliate) in exchange for preferred securities of Parent (or such Affiliate) on the terms and subject to the conditions set forth in the applicable Support Agreement.

(c) Each Common Share, Series B Preferred Share and Series C Preferred Share (collectively, the “Shares”) held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (other than Support Agreement Shares (if any) held in a voting trust in accordance with a Support Agreement and any Series B Preferred Shares and Series C Preferred Shares subject to a Support Agreement) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Per Share Merger Consideration, the Minimum Condition and the Offer Price shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2  Treatment of Company Stock Plan.

(a) Company Stock Options and Restricted Stock.

(i) At the Acceptance Time, each option to purchase Common Shares granted under the Company’s 2005 Omnibus Long-Term Incentive Compensation Plan (the “Company Stock Plan,” and each such option, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall be cancelled and, in exchange therefor, the Company shall pay to each former holder of any such cancelled Company Option as soon as practicable following the Acceptance Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Offer Price over the exercise price per Common Share under such Company Option and (ii) the number of Common Shares subject to such Company Option; provided, that if the exercise price per Common Share of any such Company Option is equal to or greater than the Offer Price, such Company Option shall be cancelled without any cash payment being made in respect thereof; provided, further, that the foregoing shall not apply to Company Options (if any) held by stockholders party to the Support Agreements to the extent elected by Parent in accordance with the terms of the Support Agreements, which Company Options shall be treated in accordance with the terms thereof.

(ii) Each holder of an unvested award of restricted stock granted under the Company Stock Plan (each, a “Company Restricted Share”) shall have the right to tender such Company Restricted Share into the Offer, subject to and contingent upon the occurrence of the Acceptance Time. At the Acceptance Time, each such Company Restricted Share that is tendered into the Offer shall become fully vested and, to the extent not withheld by the Company to satisfy Tax withholding obligations, shall be treated the same as other Common Shares properly tendered into the Offer. Each Company Restricted Share which is not so tendered into the Offer shall become fully vested at the Acceptance Time and, upon the Effective Time, shall be cancelled and converted into, and shall thereafter only represent the right to receive, the Per Share Merger Consideration in accordance with Section 3.1(a).

(b) Corporate Action.  At or prior to the Acceptance Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt resolutions and take all such other actions reasonably required to implement the provisions of Section 3.2(a), and (ii) ensure that no Person or any participant in any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including the Company Stock Plan (the “Company Equity Plans”) shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries following the Effective Time, except the right to receive the payment contemplated by Section 3.2(a) in cancellation and settlement thereof.

Section 3.3  Exchange and Payment.

(a) At or immediately subsequent to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Paying Agent”) the cash in U.S. dollars sufficient to pay the aggregate amount of the payments due under Section 3.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1(a), except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Common Shares or (ii) uncertificated Common Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 3.1(a), (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, adherence to the procedures set forth in the letter of transmittal, and shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Per Share Merger Consideration payable with respect thereto pursuant to Section 3.1(a).

(c) Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Common Share formerly represented by such Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Share (subject to deduction for any required withholding Tax), and such Certificate or Book-Entry Share shall forthwith be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Per Share Merger Consideration payable in respect of Common Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 3.1(a), without any interest thereon.

(d) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in, and subject to the terms of, this Article III, subject to applicable Law in the case of Dissenting Shares.

(e) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates of Book-Entry Shares pursuant to this Article III. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(f) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Per Share Merger Consideration with respect to Common Shares formerly represented by such Certificate or Book-Entry Share, without interest.

(g) None of the Company, Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Per Share Merger Consideration would escheat to or become the property of any Governmental Entity), any such

Per Share Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Any portion of the aggregate Per Share Merger Consideration made available to the Paying Agent pursuant to Section 3.1(a) to pay for Common Shares for which appraisal rights have been perfected as described in Section 3.5 shall be returned to Parent, upon demand.

(j) Any consideration payable in respect of the Series B Preferred Shares and the Series C Preferred Shares pursuant to Section 3.1(b) shall be delivered by the Surviving Corporation to the holders of such Series B Preferred Shares and Series C Preferred Shares promptly after the Effective Time upon surrender to the Surviving Corporation of the certificates representing such shares. No interest shall be paid or shall accrue on any cash payable upon surrender of any such certificates. In the event that the consideration payable pursuant to Section 3.1(b) is to be paid to a Person other than the Person in whose name any such certificate is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such certificate or establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3, each certificate representing Series B Preferred Shares or Series C Preferred Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the consideration payable pursuant to Section 3.1(b) in respect of the Series B Preferred Shares or Series C Preferred Shares theretofore represented by such certificate without any interest thereon.

Section 3.4  Withholding Rights.  Parent, Merger Sub, the Surviving Corporation, the Company and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder thereof who has not voted in favor of the Merger and who is entitled to demand and validly demands payment of the fair value for such Shares as determined in accordance with Section 262 of the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the consideration specified in Sections 3.1(a) and (b), but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the DGCL. If any such holder of Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, each Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the consideration specified in Sections 3.1(a) and (b). The Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of Shares pursuant to Section 262 of the DGCL or written threats thereof, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect stockholders’ rights of appraisal and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to the Securities and Exchange Commission (the “SEC”) and publicly available not less than five (5) Business Days prior to the date of this Agreement (with respect to such time frame, excluding any filings on Form 10-Q within such five (5) Business Day period) and only as and to the extent disclosed therein (excluding, in each case, any disclosures set forth (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements to the extent they are primarily cautionary or predictive in nature), or (ii) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (with respect to jurisdictions that recognize such concept), (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii) where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, (A) is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that, for purposes of clause (A) and clause (B), Material Adverse Effect shall not include any event, change, development, circumstance, occurrence, effect, condition or state of facts to the extent resulting from (1) conditions generally affecting the entertainment industry, or the economy or the financial or securities markets, in the United States, (2) any outbreak or escalation of hostilities or acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries), (3) changes in Law or GAAP after the date hereof, (4) actions of the Company or any of its Subsidiaries which Parent has expressly requested in writing or to which Parent expressly consents in writing (other than pursuant to this Agreement); and (5) resulting from the announcement or performance of this Agreement and the transactions contemplated hereby (it being understood that this clause (5) shall not apply to references to “Material Adverse Effect” set forth in Sections 4.5, 4.12(c)(vii), 4.12(e) and 4.16(a)(xv) and, to the extent related to such representations and warranties, the conditions set forth in clause (c)(iv) of the Offer Conditions and, if the Offer Termination shall have occurred, the conditions set forth in Section 7.2(a)); provided, that with respect to clauses (1), (2) and (3), the impact of such event, change, development, circumstances, occurrence, effect, condition or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the entertainment industry.

(b) The Company has previously delivered to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its significant Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board and the minutes of meeting of the stockholders and board of directors of each of its Subsidiaries held since January 1, 2008.

Section 4.2  Capital Stock.

(a) The authorized capital stock of the Company consists of 200,000,000 Common Shares and 75,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on May 8, 2011, (i) 92,613,473 Common Shares (excluding treasury shares) were issued and outstanding, including 7,500 Company Restricted Shares outstanding pursuant to awards granted under the Company Stock Plan, (ii) 5,014,646 Common Shares were held by the Company in its treasury, (iii) 1,491,818 shares of Company Preferred Stock were issued and outstanding, consisting of (x) 1,491,817 shares of Series B Convertible Preferred Stock and (y) 1 share of Series C Convertible Preferred Stock and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 3,348,347 Common Shares were reserved for issuance pursuant to the Company Stock Plan (of which 2,893,500 Common Shares were subject to outstanding Company Options as of March 31, 2011), (v) 1,491,817 Common Shares were reserved for issuance upon conversion of the Series B Convertible Preferred Stock, (vi) 1 Common Share was reserved for issuance upon conversion of the Series C Convertible Preferred Stock, and (vii) the number of shares of Company Preferred Stock that will be sufficient to permit the exercise in full of all outstanding rights in accordance with Section 7 of the Rights Agreement, dated as of June 24, 2010 between the Company and Mellon Investor Services LLC (the “Rights Agreement”) are reserved for issuance upon trigger of the Rights Agreement. All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clauses (iv) – (vii) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound. Except as set forth on Section 4.2(a) of the Company Disclosure Letter, all of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens (for the avoidance of doubt, the foregoing shall not include licenses of or other grants of rights to use Intellectual Property). Except for as set forth in Section 4.2(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except for the Top-Up Option and except as set forth above in this Section 4.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or any of its Subsidiaries or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of May 8, 2011, of outstanding Company Options or other rights to purchase or receive Shares or similar rights, including restricted stock, stock performance shares or awards, stock appreciation rights and other forms of long-term incentives granted under the Company Equity Plans or otherwise, indicating, with respect to each Company Option then outstanding, the type of award granted, the number of Common Shares subject to such Company Option, the name of the plan under which such Company Option was granted, the date of grant, exercise price, vesting schedule and expiration thereof, and whether (and to what extent) the vesting of such Company Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of a Share as determined on the date of grant of such Company Option. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all stock option agreements evidencing outstanding Company Options.

Section 4.3  Subsidiaries.  Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company, directly or indirectly, holds an equity interest (each, a “Company Minority Interest Business”). All of the shares of capital stock or other equity or voting interests of each such Company Minority Interest Business that are owned, directly or indirectly, by the Company or a Subsidiary thereof are owned free and clear of all Liens. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, and its interests in the Company Minority Interest Businesses, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4  Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and if required by applicable Law, to the adoption and approval of this Agreement by the holders of at least a majority of the Common Shares, the Series B Preferred Shares and the Series C Preferred Shares, voting as a single class (with (x) each Series B Preferred Share being entitled to that number of votes equal to the largest number of whole Common Shares into which such shares could be converted and (y) each Series C Preferred Share being entitled to one vote) (the “Company Stockholder Approval”), and to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. The Promenade Trust, as the sole holder of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, has consented to the Merger (the “Series B and C Consent”) and no further separate consent or approval of The Promenade Trust is required in respect of this Agreement, the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present duly and validly adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated in Section 6.3(c), (iv) resolving to recommend that the Company’s stockholders accept the Offer, tender their shares pursuant to the Offer and vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger (if required by applicable Law) (this clause (iv), the “Company Recommendation”) and (v) irrevocably approving for all purposes each of Parent, Merger Sub and their respective Affiliates and this Agreement and the transactions contemplated hereby to exempt such Persons, agreements and transactions from any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.2.

(c) In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, other than the Company Stockholder Approval and the Series B and C Consent, there are no other votes of holders of any class of securities of the Company which are required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 4.5  No Conflict; Consents and Approvals.

(a) Except as set forth on Section 4.5 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether written, oral, through course of conduct or otherwise (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any material federal, state, local or foreign law, common law, statute, ordinance, rule, code, regulation, order, judgment, injunction, decree, writ or other legally enforceable requirement (“Law”) or any rule or regulation of the Nasdaq Global Select Market (“NASDAQ”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clause (ii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, tribunal or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its

Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any foreign antitrust filings as the Company and Parent determine are required to be filed, (ii) such filings and reports as required pursuant to the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, and (iv) any filings required under the rules and regulations of NASDAQ.

Section 4.6  SEC Reports; Financial Statements.

(a) The Company has filed on a timely basis with the SEC, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2008 (all such filed documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof (the “Subsequent Company SEC Documents”) will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document filed not later than five (5) Business Days prior to the date hereof (with respect to such time frame, excluding any filings on Form 10-Q within such five (5) Business Day period), none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, individually or in the aggregate, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2008, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the

Sarbanes-Oxley Act. The Company has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to the Sarbanes-Oxley Act when due.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2008.

(e) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 4.6(e). The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.6(e) of the Company Disclosure Letter.

(f) Except as set forth in Section 4.6(f) of the Company Disclosure Letter, since January 1, 2008, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board any committee thereof or to any director or officer of the Company.

(g) No Subsidiary of the Company is or has been required to file any form, report, schedule, statement or other document with the SEC or any foreign Governmental Entity that performs a similar function to that of the SEC or any national securities exchange or national quotation system.

Section 4.7  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as at December 31, 2010 included in the Company SEC Documents; and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, that, individually or in the aggregate, has not had and would not reasonably be expected to have a

Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s audited financial statements or other Company SEC Documents.

Section 4.8  Schedule 14D-9/Proxy Statement; Other Information.  None of the information provided by the Company or any of its Representatives to be included in (a) the Solicitation/Recommendation Statement on Schedule 14D-9 or (b) the Proxy Statement or Schedule 13E-3 will, in the case of the Schedule 14D-9 and the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Stockholder’s Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Proxy Statement, the Schedule 14D-9 and the Schedule 13E-3 (as to information supplied by the Company or any of its Representatives) will comply as to form in all material respects with the provisions of the Exchange Act. The letter to stockholders, notice of meeting, proxy statement and forms of proxy and other soliciting material, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger to be filed with the SEC are collectively referred to herein as the “Proxy Statement.” None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in any of the Offer Documents or the Schedule 13E-3 will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied in writing by Parent, Merger Sub or any of their respective Representatives that is provided specifically for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3, the Offer Documents or the Schedule 14D-9.

Section 4.9  Absence of Certain Changes or Events.  Except as set forth on Section 4.9 of the Company Disclosure Letter, since December 31, 2010 (and, with respect to clause (b), through the date hereof): (a) except as directly related to the negotiation and execution of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any event, change, development, circumstance, occurrence, effect, condition or state of facts or prospective event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 4.10  Litigation.  Except as set forth in Section 4.10 of the Company Disclosure Letter, there is no action, suit, claim, audit, arbitration, investigation, inquiry, grievance or other proceeding, whether civil, criminal, administrative or investigative (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action commenced by a Person other than a Governmental Entity that (a) does not involve an amount in controversy in excess of $250,000, (b) does not seek material injunctive or other non-monetary relief and (c) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, writ or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.11  Compliance with Laws.  Except with respect to ERISA, Environmental Matters and Taxes, which are the subject of Sections 4.12, 4.14 and 4.15, respectively, the Company and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since January 1, 2008, a notice or other communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted. All Permits held by the Company and its Subsidiaries are in full force and effect and, to the knowledge of the Company, there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.12  Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) No Company Plan is or has ever been (or has ever been the successor or transferee of) a “multiemployer plan” (as defined in Section 3(37) of ERISA or a “defined benefit plan” (as defined in Section 3(35) of ERISA). The Company does not have any actual or potential, secondary, or contingent liability to any Person under Title IV of ERISA and no Company Plan is subject to Title IV of ERISA. The Company has not contributed to, been required to contribute to, or withdrawn from any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(c) With respect to the Company Plans, except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any of the representations set forth in this Section 4.12(c), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(i) each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS, with respect to the most recent legislation for which such a letter is available, that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions;

(iv) with respect to any Company Plan that provides post-employment welfare benefits, the FAS 106 liabilities of the Company or its Subsidiaries set forth in the financial statements included (or incorporated by reference) in the Company SEC Documents and the assumptions used therefor accurately reflect the costs associated with the rights and benefit of all employees of the Company or any of its Subsidiaries;

(v) none of the Company and its Subsidiaries or any other Person that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (each, a ‘‘Commonly Controlled Entity”) has incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement to which the Company or any of its Subsidiaries could become subject following the date hereof, and no fact or event exists that could reasonably be expected to give rise to any such liability;

(vi) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation; and

(vii) except as set forth in Section 4.12(c)(vii) of the Company Disclosure Letter, none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(d) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”), if any, subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2006, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii) IRS Notice 2005-1 or any other applicable IRS guidance, in each case as modified by IRS Notice 2007-86 (clauses (i) and (ii), together, the “409A Authorities”). No Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), (A) has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and (B) has not been operated in compliance with the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Taxes imposed under Section 409A of the Code or interest or penalty related thereto. For purposes of this Section 4.12, “Participant” shall mean current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries.

(e) Except as set forth on Section 4.12(e) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with any other event) will result in (i) payments made to any employee, officer, director or independent contractor of the Company or any of its Subsidiaries that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code.

Section 4.13  Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any of its Subsidiaries and none of the employees of the Company or any of its Subsidiaries are otherwise represented by a works council or other labor organization excluding unions, guilds or similar organizations for entertainment professionals. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no material labor dispute, strike, work stoppage or lockout in the previous three years. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries and there have been no such organizational efforts in the previous three (3) years. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Except as set forth in Section 4.13 of the Company Disclosure Letter, no unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

Section 4.14  Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 4.15  Taxes.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or as set forth on Section 4.15 of the Company Disclosure Letter:

(a) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it and each such Tax Return was complete and correct in all respects at the time of filing. Each of the Company and its

Subsidiaries has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction. The United States federal income Tax Returns of the Company and its Subsidiaries have either been examined and settled with the Internal Revenue Service or closed by virtue of the expiration of the applicable statute of limitations for all years through 2006.

(c) There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of the Company or any of its Subsidiaries, and no such request for an extension or waiver is currently pending. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes) (other than any such agreement, obligation or arrangement between or among the Company and its Subsidiaries).

(d) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any liability for Taxes of another Person (other than the Company or its Subsidiaries) under Treasury Regulation Sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(e) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(f) The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(g) The Company and each of its Subsidiaries has disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither the Company nor any of its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(h) During the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(i) As used in this Agreement, (i) “Taxes” shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an Affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing or similar agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clauses (A) or (B) and (ii) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns (and any information required to be filed therewith) relating to Taxes and any amended Tax Return or claim for refund.

Section 4.16  Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (other than Contracts that have been filed as exhibits in the Company’s SEC Documents prior to the date of this Agreement:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K to be performed (in whole or in part) after the date of this Agreement that has not been filed or incorporated by reference in the Company’s SEC Documents;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Affiliates, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area or to solicit or hire any employee or consultant;

(iii) any Contract material to the operation of the Company’s businesses as a whole that (A) contains most favored customer pricing provisions with any third party (other than any Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Person;

(iv) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(v) any Contract or series of related Contracts relating to Indebtedness and having an outstanding principal amount in excess of $100,000;

(vi) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions or related Contracts) under such Contract of at least $100,000 individually, or $250,000 in the aggregate (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vii) any Contract or series of related Contracts that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract(s) of more than $1,000,000 over the remaining term of such Contract(s);

(viii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $100,000 (excluding any Contracts requiring customary commission payments due to licensing agents);

(ix) any Contract that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than Contracts (A) in which grants of Intellectual Property are incidental and not material to such Contracts, and (B) for software that is generally commercially available through retail stores, distribution networks, that is subject to “shrink-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by Seller;

(x) any Contract or series of related Contracts that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $250,000;

(xi) any Contract or series of related Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company, on the other hand, (A) of the type that would be required to be disclosed under Item 404 of Regulation S-K or (B) that calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract(s) of more than $250,000;

(xii) any Contract with Fox Broadcasting Company or any of its Affiliates;

(xiii) any Contract with Fremantle Media North America, Inc. or its Affiliates;

(xiv) any Contract or series of related Contracts that is material to the Company’s or any of its Subsidiary’s relationships with Simon Robert Fuller, Robert F.X. Sillerman, The Promenade Trust, Priscilla Presley, Nigel Lythgoe, Simon Cowell, Sony BMG Music Entertainment, Universal Music Group relating to American Idol, Walt Disney World Co., Cirque du Soleil, AEG Live, The Muhammad Ali Family Trust, dick clark productions, Inc. relating to the production of So You Think You Can Dance in the United States, Ryan Seacrest, any developer with respect to the Graceland property, or any of their respective Affiliates; or

(xv) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

Each contract of the type described in clauses (i) through (xv) (whether or not set forth in Section 4.16(a) of the Company Disclosure Letter) is referred to herein as a ‘‘Material Contract.”

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) except as is set forth on Section 4.16(b) of the Company Disclosure Letter, there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 4.17  Insurance.  The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company and its Subsidiaries operate. Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no rating or any debt securities of any such insurer has been downgraded or eliminated by any recognized rating agency. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 4.18  Properties.

(a) Section 4.18 of the Company Disclosure Letter sets forth (i) a true and complete list of all current material leases, subleases and licenses, including the current base rent and expiration date with respect thereto, and any and all material ancillary documents pertaining thereto, (collectively, the “Leases”) relating to the real property leased by the Company or any of its Subsidiaries as tenant or landlord (the “Leased Real Property”) and (ii) a true and complete list of the real property owned by the Company or any of its Subsidiaries (the ‘‘Owned Real Property” and together with the Leased Real Property, the “Real Property”), including each record owner thereof. The Company made available to Parent true and complete copies of all of the Leases prior to the date hereof.

(b) Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries has good and valid title to, or in the case of the Leased Real Property and leased tangible assets, a valid leasehold interest in, all of its (i) Real Property and (ii) tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, in each case, free and clear of all Liens other than (A) Liens for current Taxes not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (C) any such minor matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, impair in any material respect the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”).

(c) Each of the Company and its Subsidiaries has complied with the terms of all of the Leases, and all of the Leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any counterparty to any of the Leases, is in breach of, or default under, any of the Leases. Except for locations where the Company or any of its Subsidiaries has subleased or licensed space to a third party, each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all of the Leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries (i) owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein or (ii) has received notice of any condemnation or eminent domain proceedings with respect to the Real Property.

(e) All of the land, buildings, structures and other improvements used by the Company or its Subsidiaries in the conduct of their respective businesses are included in the Real Property.

This Section 4.18 does not relate to Intellectual Property, which is the subject of Section 4.19.

Section 4.19  Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, common law trademark rights in motion picture and television titles, characters’ names, show format and other protectable elements, and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names”), (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and similar rights in protectable material, including mask works, including rights to use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; (vi) moral rights, rights of attribution, rights of privacy, publicity and all other proprietary, intellectual or industrial property rights of any kind or nature.

(b) Section 4.19 of the Company Disclosure Letter sets forth a true and complete list in all material respects as of the date of this Agreement of all Marks, Patents and Copyrights that are registered, applied for, filed or recorded with any Governmental Entity (and with respect to domain names, any material domain names registered with any registrar or similar entity), including any pending applications to register any of the foregoing, and owned (in whole or in part) by the Company or any of its Subsidiaries and which are material to the businesses of the Company or any of its Subsidiaries (collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the business and operations of the Company and its Subsidiaries, taken as a whole, all Company Registered IP (other than patent applications or applications to register trademarks) is subsisting and, to the knowledge of the Company, valid and enforceable and except as set forth on Section 4.19(b) of the Company Disclosure Letter no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.

(c) Except as set forth on Section 4.19 of the Company Disclosure Letter, the Company or its Subsidiaries is the sole and exclusive owner, free and clear of any and all Liens, of all right, title and interest in and to all Company Registered IP and all other Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Company or a Subsidiary thereof pursuant to an existing license agreement and used by the Company or such Subsidiary within the scope of such license. The Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all Intellectual Property which is material to the business of the Company and its Subsidiaries (collectively, “Company Intellectual Property”) in the manner that the Company and its Subsidiaries currently use such Company Intellectual Property to conduct their business, and such Company Intellectual Property includes all of the material Intellectual Property necessary or advisable for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(d) Each of the Company and its Subsidiaries has taken all legally and commercially reasonable steps in accordance with standard industry practices to protect its rights in the Company Intellectual Property and maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(e) Except as set forth on Section 4.19 of the Company Disclosure Letter, none of the activities, operations, products or services of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith and including any of the literary, dramatic or musical material contained or used in any film, television or theatrical show or upon which any film, television or theatrical show is based) have infringed upon, misappropriated or diluted any Intellectual Property of any third party or constitutes a libel, slander or other defamation of any Person, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, dilution, libel, slander or other defamation is or may be occurring or has or may have occurred, except where any such infringement, misappropriation, dilution, libel, slander or other defamation, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the business and operations of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no third party is misappropriating, infringing, or diluting in any material respect any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries except where any such infringement, misappropriation, dilution, libel, slander or other defamation, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the business and operations of the Company and its Subsidiaries, taken as a whole. No Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries, nor is any Action pending or, to the knowledge of the Company, threatened that challenges the Company’s or any of its Subsidiaries’ rights in, or the validity of, any Company Intellectual Property, except where any outstanding order, judgment, decree or stipulation or pending or threatened Action, individually or in the aggregate, has not been and would not reasonably be expected to be, material to the business and operations of the Company and its Subsidiaries, taken as a whole. This Section 4.19(e) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property.

(f) Except as set forth on Section 4.19 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in (i) the loss of, or give rise to any right of any third party to terminate, restrict, modify or otherwise adversely affect any of the Company’s or any Subsidiaries’ rights or obligations under any agreement under which Company Intellectual Property is licensed to or by the Company or any of its Subsidiaries, (ii) a grant, or require the Company or any Subsidiary to grant, to any Person any rights with respect to any Company Intellectual Property, or (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments under any agreement under which the Company Intellectual Property is licensed to or by the Company or any of its Subsidiaries.

Section 4.20  Certain Payments.  Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.21  State Takeover Statutes.  The Company has opted-out of Section 203 of the DGCL. No other Takeover Law is, or at the Acceptance Time or the Effective Time will be, applicable to this Agreement, the Support Agreements, the Offer, the Merger or any of the other transactions contemplated hereby.

Section 4.22  Rights Agreement.  Prior to the execution and delivery of this Agreement, (a) the Company has taken all necessary action such that neither the execution of delivery of this Agreement or the Support Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) cause the rights granted under the Rights Agreement to become exercisable, (ii) cause any Person to become an “Acquiring Person” (as defined in the Rights Agreement) or (iii) give rise to a “Distribution Date” (as defined in the Rights Agreement), and (b) the Rights Agreement has been amended in the form of Exhibit C hereto. Other than the Rights Agreement, there is no other stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is or has been a party or is or has otherwise been bound.

Section 4.23  Related Party Transactions.  No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since January 1, 2008, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”) that has not been so disclosed. Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party. No Related Party of the Company or any of its Subsidiaries owns, direct or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 4.24  Brokers.  No broker, investment banker, financial advisor or other Person, other than Gleacher & Company Securities, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract (including any and all amendments thereto) between the Company and Gleacher & Company Securities, Inc. pursuant to which Gleacher & Company Securities, Inc. could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 4.25  Opinion of Financial Advisor.  The Company has received the opinion of Gleacher & Company Securities, Inc., dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the matters set forth in the opinion, the Offer Price and the Per Share Merger Consideration are fair, from a financial point of view, to the holders of Common Shares (such opinion, the “Fairness Opinion”), a signed true and complete copy of the Fairness Opinion will promptly (and in any event within two (2) days) be provided to Parent after the date of this Agreement. The Company has received the consent of Gleacher & Company Securities, Inc. to include the Fairness Opinion in the Schedule 14D-9, the Proxy Statement and the Schedule 13E-3 and to allow Parent and Merger Sub to include the Fairness Opinion in the Offer Documents.

Section 4.26  No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV, none of the Company, any Subsidiary of the Company, or any other Person on behalf of the Company makes any other express or implied warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and the Merger Sub represent and warrant to the Company as follows:

Section 5.1  Organization, Standing and Power.  Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, development, circumstance, occurrence, effect, condition or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

Section 5.2  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject to the adoption of the Agreement by Parent as the sole direct or indirect stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3  No Conflict; Consents and Approvals.

(a) Assuming the truth and accuracy of the representations and warranties of the Company contained in Section 4.5(a), the execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby (including the Financing) and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any Law or any rule or regulation of a national securities exchange or national securities quotation system applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clause (ii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Assuming the truth and accuracy of the representations and warranties of the Company contained in Section 4.5(b), no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and any foreign antitrust filings, (ii) such filings and reports as required pursuant to the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4  Schedule 14D-9/Proxy Statement; Other Information.  None of the information provided by Parent, Merger Sub or any of their respective Representatives specifically for inclusion in the Schedule 14D-9, the Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 14D-9 and the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (a) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (b) at the time of the Company Stockholder’s Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents and the Schedule 13E-3 (as to information supplied by Parent, Merger Sub and their respective Representatives) will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Proxy Statement or the Schedule 13E-3.

Section 5.5  Brokers.  No broker, investment banker, financial advisor or other Person, other than AGM Partners LLC, Evolution Media Capital and Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.6  Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.7  Financing.

(a) Parent has received and accepted the Equity Commitment Letter from certain persons (collectively, the “Equity Investors”) relating to the commitment of the Equity Investors, severally and not jointly, subject to the terms and conditions thereof, to provide cash equity in the aggregate amount set forth therein (the “Cash Equity”). A complete and correct copy of the executed Equity Commitment Letter has been provided to the Company.

(b) Parent has received and accepted the executed Debt Commitment Letter from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders, subject to the terms and conditions thereof, to provide debt financing in the aggregate amount set forth therein (the “Debt Financing” and together with the Cash Equity, the “Financing”). A complete and correct copy of the executed Debt Commitment Letter has been provided to the Company.

(c) There are no conditions precedent to the obligations of the Lenders or the Equity Investors to provide the Financing other than as set forth in the Debt Commitment Letter and the Equity Commitment Letter.

(d) The Financing, when funded in accordance with the Commitment Letters, shall provide Parent and Merger Sub with acquisition financing on the Closing Date sufficient for the payment of the aggregate consideration payable pursuant to Article III of this Agreement (including any amounts payable pursuant to Section 3.2) and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

(e) Each of the Equity Commitment Letter and the Debt Commitment Letter is valid and binding and in full force and effect, and subject to the accuracy of the representations and warranties of the Company contained in Article IV and assuming the satisfaction of the conditions set forth in Article VII, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters, other than any such default, breach or failure that has been waived by the Lenders or the Equity Investors, as the case may be, or otherwise cured in a timely manner by Parent to the satisfaction of the Lenders or the Equity Investors, as the case may be. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement.

(f) Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guarantee of the Equity Investors in the form attached as Exhibit B to this Agreement (the “Limited Guarantee”). The Limited Guarantee is valid, binding and in full force and effect, and no event has occurred that would reasonably be expected to result in a breach of, or a default under, the Limited Guarantee on the part of any of the Equity Investors, and the Limited Guarantee guarantees delivery of the Reverse Termination Fee, on the terms and subject to the conditions set forth therein.

Section 5.8  Ownership of Shares.  Neither Parent nor Merger Sub, nor any of their Affiliates, own any Shares, beneficially, of record or otherwise, as of the date hereof or at any time prior to the Acceptance Time.

Section 5.9  Solvency.  As of the Effective Time, assuming (a) the Company is Solvent immediately prior to the Acceptance Time, (b) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (c) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects and all knowledge, materiality or “Material Adverse Effect” qualifications or exceptions contained in such representations and warranties shall be disregarded) and (d) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Debt Financing (if any), the Cash Equity, and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of existing indebtedness contemplated by this Agreement, any debt financing commitments or the commitments under the Equity Commitment Letter, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, the Surviving Corporation will be Solvent as of the Effective Time and immediately following the transactions contemplated hereby. For purposes of this Section 5.9, “Solvent” with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, exceeds, as of such date, the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the insolvency of debtors; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged; and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.10  No Agreements with Stockholders.  Other than the Support Agreements, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company (where such stockholder has entered into such contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking in his or her or its capacity as a stockholder of the Company), including, but not limited to “lock up” or similar arrangements pertaining to the shares of capital stock of the Company held by such stockholder.

Section 5.11  No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV, none of the Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied warranty in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1  Conduct of Business.  During the period from the date of this Agreement to the earlier of the Acceptance Time, the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as consented to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Acceptance Time, the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as set forth in Section 6.1 of the Company Disclosure Letter or as specifically required by another Section of this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, including by merger, consolidation or otherwise:

(a) other than as may be required under existing written Contracts and the organizational documents of the Company and its Subsidiaries which have been previously made available to Parent (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than in the case of shares withheld in respect of required withholding Taxes in connection with the exercise of Company Options, the vesting of Company Restricted Shares or the vesting or delivery of other awards issued under the Company Stock Plan, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company or any of its Subsidiaries on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Common Shares upon the exercise of Company Options outstanding on March 31, 2011 in accordance with their terms as in effect on such date);

(c) amend, authorize or propose to amend its certificate of incorporation or by-laws (or similar organizational documents) or the Rights Agreement;

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales, leases, licenses and encumbrances in the ordinary course of business consistent with past practice;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(g) (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, individually or in the aggregate, in excess of $1,000,000, or amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company, individually or in the aggregate, in excess of $500,000;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that, individually or in the aggregate, are in excess of $1,000,000;

(i) (i) pay, discharge, compromise, settle or agree to settle, or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed not less than five (5) Business Days prior to the date hereof (excluding, with respect to such time frame, any filings on Form 10-Q during such five (5) Business Day period) (for amounts not in excess of such reserves), and (B) claims, liabilities or obligations not in excess of $500,000 individually or $1,000,000 in the aggregate; (ii) cancel any Indebtedness in excess of $100,000 individually or $250,000 in the aggregate or (iii) waive, release, grant or transfer any right of significant value;

(j) (i) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, waive any benefits of, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) relating to the Persons set forth on Section 6.1(j)(i) of the Company Disclosure Letter or (ii) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, waive any benefits of, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) relating to any other Person other than, in the case of this clause (ii), compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(k) change its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(l) except as may be required by Law or as in the ordinary course of business consistent with past practice and does not result in liability to the Company or any Subsidiaries which would result in aggregate liabilities in excess of $500,000, in the aggregate, settle or compromise any material liability for Taxes or surrender any right to claim a material Tax refund (including any such refund to the extent that it is used to offset or otherwise reduce Tax liability), amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes, or enter into any closing agreement, material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement;

(m) change its fiscal year;

(n) (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, in each case other than (except with respect to stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards) in the ordinary course of business consistent with past practice with respect to any employee whose annual cash compensation does not exceed $100,000, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, other than pursuant to arrangements outstanding on the date hereof, in accordance with their terms as in effect on such date, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof or for grants (except with respect to stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards) made to newly hired employees in the ordinary course of business with respect to any employee whose annual cash compensation does not exceed $100,000, (iv) adopt, enter into, amend, modify or terminate any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract, other than as required pursuant to this Agreement or any Company Stock Plan or Contract outstanding on the date hereof or award issued thereunder prior to the date hereof or (vi) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than (A) as required by applicable Law (B) as would not result in a material increase in the cost of maintaining any existing Company Plan or, in the case of any new plan or arrangement (other than with respect to stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards), would not result in any material increase in cost and does not apply to any employee whose annual cash compensation does not exceed $100,000;

(o) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(p) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(q) adopt, enter into, supplement, waive any benefits of, or agree to modify or amend in any respect, or fail to enforce or renew, terminate, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or any other Contract or series of related Contracts that would constitute a Material Contract;

(r) adopt, enter into, amend, modify or supplement any Affiliate Transaction;

(s) enter into any new line of business outside of its existing business (except as otherwise may be permitted pursuant to this Section 6.1);

(t) enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $100,000;

(u) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any conditions to the Merger set forth in Article VII not being satisfied; or

(v) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 6.2  No Solicitation.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, in each case, acting on behalf of the Company or any of its Subsidiaries (collectively, “Representatives”), directly or indirectly, to (i) solicit, initiate, propose, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer constituting or related to, or which is intended to or would reasonably be expected to lead to, any Acquisition Proposal, whether publicly or otherwise, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. The Company shall advise Parent promptly (and in any event within twenty-four (24) hours) of (x) any Acquisition Proposal, (y) any request for non-public information relating to the Company or any of its Subsidiaries and (z) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, which notice, in each case, shall specify the party making such Acquisition Proposal or indication or inquiry and the material terms and conditions of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of all written requests, proposals, offers or proposed agreements). The Company shall keep Parent informed on a current basis of the status and terms (including any material changes to the terms thereof) of any such Alternative Proposal or indication or inquiry (including, if applicable, any revised copies of any written requests, proposals, offers or proposed agreements), including any change in the Company’s intentions as previously stated.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) subject to the last sentence of Section 6.2(d), fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (D) fail to include the Company Recommendation in either the Schedule 14D-9 or Proxy Statement or (E) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.2(b)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Company to enter into any written letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

(c) Notwithstanding the foregoing, at any time prior to the earlier of the Acceptance Time and the date that the Company Stockholder Approval shall have been obtained, the Company Board shall be entitled, if the Company receives an Acquisition Proposal and the Company Board determines, in good faith, after (i) consultation with outside legal counsel that the failure to do so would be inconsistent with the proper exercise of its fiduciary duties to the stockholders of the Company under applicable Law and (ii) taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.3(c), that such Acquisition Proposal is a Superior Proposal, to (x) make an Adverse Recommendation Change or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(d)(iv) (including payment of the Termination Fee) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board may not make an Adverse Recommendation Change or terminate this Agreement pursuant to the foregoing unless:

(i) the Company shall have complied with its obligations contained in the first two sentences of Section 6.2(a) and in Section 6.2(d);

(ii) the Company shall have provided prior written notice to Parent, at least three (3) full days (or two (2) Business Days, whichever is longer) in advance (the “Notice Period”), of its intention to make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal and complete copies of all proposed agreements, including schedules, exhibits and all other documentation, with respect to such Superior Proposal), and;

(iii) prior to making any Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its Affiliates in good faith (to the extent Parent and its Affiliates also seek so to negotiate) to make such adjustments in the terms and conditions of this Agreement so that this Agreement results in a transaction that is no less favorable to the stockholders of the Company than any Acquisition Proposal that is deemed to constitute a Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 8.3.

The Company shall not make an Adverse Recommendation Change or terminate this Agreement if, prior to the expiration of the Notice Period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) to be at least as favorable to the stockholders of the Company as such Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 8.3.

(d) The Company shall not take any action to (i) exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or exempt, waive or amend any provision of the Rights Agreement with respect to any Person (other than Parent, Merger Sub and their respective Affiliates), or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(d)(iv).  Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with respect to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any other similar communication to stockholders); provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation or (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(e) For purposes of this Agreement:

(i) ‘‘Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that, if consummated, could lead to, any direct or indirect acquisition or purchase, or could result in ownership, whether of record, beneficial or otherwise, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income or that represent

15% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 15% or more of any class of capital stock, other equity security or voting power of the Company or any of its Subsidiaries or any resulting parent company of the Company, (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 15% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (D) involving any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

(ii) ‘‘Superior Proposal” means any unsolicited, bona fide, binding written Acquisition Proposal that contemplates paying cash and/or securities for the Common Shares and which the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and, which is not subject to a financing condition or, if financing is required, such financing is then fully committed on a basis that is subject to no greater conditions, individually or in the aggregate, than the Financing, (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 6.2(c) or otherwise, and including the Termination Fee hereunder and any break-up fees and expense reimbursement provisions thereof) and (B) is reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “80%.”

(f) In no event shall the Company or any of its Subsidiaries or its Representatives be deemed to be in breach of their respective obligations under this Section 6.2 with respect to conducting any discussions or negotiations with, providing information to or entry into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement with, any Person with respect to a transaction that is permitted pursuant to Section 6.1(d) of this Agreement.

Section 6.3  Preparation of Proxy Statement; Stockholders’ Meeting.

(a) The Company shall prepare, and if approval of, or notification to, the Company’s stockholders is required by applicable Law to consummate the Merger, then the Company shall use commercially reasonable efforts to file with the SEC not later than three (3) Business Days (and in any event Parent shall file not later than five (5) Business Days) following the consummation of the Offer or, to the extent permitted by applicable Law, the written request of Parent (in which case the Company shall file with the SEC not later than ten (10) calendar days), as applicable, the Proxy Statement in preliminary form relating to the Merger and the other transactions contemplated by this Agreement as required by the Exchange Act. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders not later than three (3) Business Days following the date of such clearance (and in any event Parent shall cause the Proxy Statement to be mailed not later than five (5) Business Days following the date of such clearance); provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law or which is reasonably requested by the Company. The Company shall notify Parent of the receipt of comments of the SEC or its staff and of any request from the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement. Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and any other required filings as promptly as practicable after receipt thereof. Concurrently with the preparation and filing of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 with respect to the Merger. Each of the Company, Parent and Merger Sub shall cooperate and consult in the preparation of the Schedule 13E-3, including furnishing all information relating to such party required by the Exchange Act to be set forth in the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve all SEC comments with respect to the Schedule 13E-3.

Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement or Schedule 13E-3 which shall have become false or misleading. If at any time prior to the Company Stockholder’s Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or Schedule 13E-3, the party that discovers such information will promptly inform the other parties hereto. In the case of any required amendment of the Proxy Statement, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement of or to the Proxy Statement to the Company’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon. In the case of any required amendment to the Schedule 13E-3, the parties will jointly, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law.

(b) If approval of the Company’s stockholders is required by applicable Law to consummate the Merger, then, if this Agreement cannot be approved by a written consent of the Company’s stockholders without a meeting, as promptly as practicable following the consummation of the Offer or, if requested by Parent, following the Offer Termination, as applicable, and after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (or at any such time prior to clearance by the SEC if the Company determines it advisable), the Company shall establish a record date for, duly call and give notice of a special meeting of its stockholders (the “Company Stockholders Meeting”), solely for the purpose of obtaining the Company Stockholder Approval. Subject to the last sentence of this Section 6.3(b), the Company Stockholders Meeting shall be held not later than two (2) Business Days following the earliest date permitted by the Company Bylaws, NASDAQ rules and applicable Law. Except in the case of an Adverse Recommendation Change specifically permitted by Section 6.2, the Company Recommendation shall be included in the Proxy Statement and the Company shall, and shall cause its directors, officers, employees and other Representatives to, use their reasonable best efforts to make solicitations and recommendations to the holders of Shares for purposes of causing the adoption and approval of this Agreement by the Company’s stockholders. If on the date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall be entitled to elect to adjourn the Company Stockholders Meeting one (1) time (and shall adjourn the Company Stockholders Meeting if requested by Parent) to a date specified by the Company (or specified by Parent, if so requested), but in no event, if such adjournment is elected by the Company, to a date that is more than thirty (30) days after the date from which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(c) Notwithstanding the foregoing clauses (a) and (b), if following the Acceptance Time or the exercise of the Top-Up Option, Parent, Merger Sub or any other direct or indirect Subsidiary of Parent shall collectively hold at least 90 percent (90%) of each of the outstanding Common Shares and the outstanding Series B Preferred Shares and the outstanding Series C Preferred Share, each of Parent, Merger Sub and the Company shall (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the purchase of Shares without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 6.4  Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to: (a) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law; and (b) at the request of Parent, use reasonable best efforts to facilitate and arrange introductions, meetings and discussions between Parent and its Representatives and customers, suppliers and other Persons with whom the Company has business relations. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Apollo Management VII, L.P. and the Company dated as of April 18, 2010 (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.5  Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”), (iii) contest any Action instituted (or threatened to be instituted) by the FTC, the DOJ or any Governmental Entity, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect in the United States or applicable foreign jurisdiction and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including by pursuing all avenues of administrative and judicial appeal, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that (A) in no event shall Parent, Merger Sub, the Company or any of its Subsidiaries be required to pay any fee, penalty or other consideration to any third party, unless such payment would be, individually or in the aggregate, in an amount that would not be material, to obtain any consent or approval required for the consummation of the Offer, the Merger or the other transactions contemplated hereby other than antitrust filing fees and (B) neither the Company nor any of its Subsidiaries shall commit to any concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, except for 4(c) documents filed pursuant to the HSR Act. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. All confidential or proprietary information received by any party in connection with the foregoing shall be held confidential and not used or disclosed except to the extent that disclosure may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.6  Takeover Laws.  The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate, or, if not possible, to minimize to the maximum extent possible, the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby. No Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.

Section 6.7  Notification of Certain Matters; Stockholder Actions.

(a) The Company and Parent shall promptly notify each other of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (ii) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer or the Merger or the other transactions contemplated hereby or (iii) any change, condition or event (including any renewal, termination, or amendment of, or any proposed modification to, any Material Contract) (A) that to such party’s knowledge renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect or (B) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) In the case of any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company relating to the Offer or the Merger or the other transactions contemplated hereby, the Company shall promptly provide copies to Parent of all proceedings and correspondence relating to such Action and shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such stockholder Action, shall give due consideration to Parent’s advice with respect to such stockholder Action and shall not settle or offer to settle any such Action without the prior written consent of Parent.

Section 6.8  Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Offer, the Merger and shall continue in full force and effect. The Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company and its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not for period of six (6) years from the Effective Time amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are not materially less favorable in the aggregate to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay aggregate premiums for insurance under this Section 6.8(b) in excess of 300% of the amount of the aggregate premiums paid by the Company for fiscal year 2010 for such purpose (which fiscal year 2010 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount. The Company may purchase a “tail” policy prior to the Closing (which policy by its express terms shall survive the Merger) which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each Person covered by the Company’s existing directors’ and officers’ insurance policies in effect as of the date of this Agreement (collectively, the “Existing Policies”), for actions and omissions occurring prior to the Effective Time, and (iii) contains terms that are no less favorable in the aggregate than the Existing Policies, and Parent’s obligations under this Section 6.8(b) shall be deemed to be satisfied so long as Parent causes the “tail” policy to be maintained in effect by the Surviving Corporation for six (6) years from the Effective Time.

(c) In the event that the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successor and assign of the Surviving Corporation assumes the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 6.9  Equity Financing.  Parent shall use its commercially reasonable efforts to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Cash Equity set forth in the Equity Commitment Letter that are within their control, and (iii) consummate the financing of the Cash Equity at or promptly after the Acceptance Time (with respect to amounts required to consummate the Offer) and at or prior to the Closing Date (with respect to amounts required to consummate the Merger and make such other payments required at the Effective Time pursuant to the terms hereof). Parent shall not, and shall cause Merger Sub not to, without the prior written consent of the Company, amend, modify or supplement (x) any of the conditions or contingencies to funding contained in the Equity Commitment Letter, or (y) any other provision of the Equity Commitment Letter, in either case, to the extent such amendment, modification or supplement would reasonably be expected to have the effect of materially adversely affecting the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement.

Section 6.10  Debt Financing.

(a) Parent and Merger Sub shall use their respective commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth in the Debt Commitment Letter that are within their control, and (iii) arrange the Debt Financing at or promptly after the Acceptance Time (with respect to amounts required to consummate the Offer) and at or prior to the Closing Date (with respect to amounts required to consummate the Merger and make such other payments required at the Effective Time pursuant to the terms hereof), including using their respective commercially reasonable efforts to: (A) enter into definitive agreements with respect thereto on the terms contained in the Debt Commitment Letter, (B) cause the Lenders and any other Debt Financing Source to fund the Debt Financing at or promptly after the Acceptance Time (with respect to amounts required to consummate the Offer) and at or prior to the Closing Date (with respect to amounts required to consummate the Merger and make such other payments required at the Effective Time pursuant to the terms hereof) and (C) seek to enforce its rights under the Debt Commitment Letter if in Parent’s reasonable judgment it is commercially reasonable to do so. Parent shall not, and shall cause Merger Sub not to, without the prior written consent of the Company, amend, modify, supplement or replace (1) any of the conditions or contingencies to funding contained in the Debt Commitment Letter, or (2) any other provision of the Debt Commitment Letter, in either case, to the extent such amendment, modification or supplement would reasonably be expected to have the effect of materially adversely affecting the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement (it being understood that Parent and Merger Sub may (x) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (y) otherwise amend, modify, supplement or replace the Debt Commitment Letter so long as the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement). If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent use its commercially reasonable efforts until the Offer Outside Date to obtain alternative debt financing from alternative sources on terms and conditions that are not less favorable to Parent and Merger Sub, in the aggregate, in any material respect, than those contained in the Debt Commitment Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternative Debt Financing”) (it being understood that if the Offer Termination shall have occurred, Parent shall not be required to replace any margin loan included in the Debt Financing intended to cover the period between the consummation of the Offer and the Closing). As used herein, the term “Debt Financing” shall include any Alternative Debt Financing to the extent all or any portion of the Debt Financing contemplated by the Debt Commitment Letter is replaced in accordance with the foregoing.

(b) Prior to the Effective Time, the Company and its Subsidiaries agree to use their commercially reasonable efforts to provide and to cause their respective Representatives, including legal and accounting advisors to provide, to Parent all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (in each case, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using commercially reasonable efforts with respect to (i) participation in a reasonable number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, business projections, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda; provided, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor (the information described in this clause (ii), the “Required Information”), (iii) executing and delivering as of the Effective Time any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief executive officer of any of the Company or its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens), (iv) cooperating with the Debt Financing Sources’ due diligence and furnishing Parent and its Debt Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008, (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date and the same period during the fiscal year ended 2010, (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries as of and for, (1) the fiscal year ended December 31, 2010, (2) the subsequent quarterly periods, and (3) the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days prior to the Closing Date and after giving effect to the transactions contemplated by this Agreement and each of the Cash Equity and Debt Financing as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), (D) any other financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate any proposed offerings of debt securities in connection with the Debt Financing and (E) monthly financial statements within 30 days of the end of each month prior to the Closing Date, (v) obtaining any necessary and customary accountants’ consents and comfort letters and legal opinions, appraisals, surveys, engineering reports, environmental and other inspections (including providing reasonable access to Parent and its agents to all owned real property for such purposes) and title insurance as reasonably requested by Parent; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (vii) assisting

Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Closing Date, (viii) taking all reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (ix) obtaining any necessary rating agencies’ confirmation or approvals for the Debt Financing, and (x) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available as of the Effective Time; provided, however, that (A) no obligation of the Company or any of its Subsidiaries under any such agreement, certificate, document or instrument shall be effective until the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time) and neither the Company nor any of its Subsidiaries will be required to pay any commitment or other fee or incur any extraordinary cost, expense or other liability that is not simultaneously reimbursed by Parent or Merger Sub in connection with the Debt Financing prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time), and (B) no Person that is a director or officer of the Company or its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to the Debt Financing that would be effective prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time). For the avoidance of doubt, if requested by Parent to most effectively access the financing markets, the Company shall use its commercially reasonable efforts to cooperate with this Section 6.10(b) at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date. In addition, the Company agrees that if reasonably requested by Parent it will supplement and use commercially reasonable efforts to keep current the Required Information so that Parent may most effectively access the financing markets. If, in connection with a marketing effort contemplated by the Debt Commitment Letter, the Parent reasonably requests the Company to file a report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its subsidiaries, which Parent reasonably determines to include in a customary offering memorandum for such debt, then, upon the Company’s review of and satisfaction with such filing (it being acknowledged and agreed that such filing shall contain any and all reasonable comments of the Company), the Company shall file such report on Form 8-K; provided, however, that the Company shall not be required to file any information on Form 8-K that the Company determines in good faith would reasonably be expected to be competitively harmful to the Company, it being understood that publication of an adjusted EBITDA number will not be deemed to be competitively harmful to the Company. Parent shall, promptly upon request by the Company, reimburse, or cause its Affiliates to reimburse, the Company for all reasonable and documented extraordinary out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

Section 6.11  Public Announcements.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or other public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.12  Section 16 Matters.  Prior to the Acceptance Time, the Company Board shall take all such reasonable steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, the Support Agreements, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange

Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.13  Obligations of Merger Sub.  Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.14  Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time, and (b) prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.15  Certain Benefits.

(a) From and after the Acceptance Time, Parent shall cause the Company (and, following the Effective Time, the Surviving Corporation) to honor the Company Plans (excluding any plans or arrangements providing for the issuance of equity or equity-based compensation, but without limiting the Company’s obligations pursuant to Section 3.2(a)) and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Acceptance Time (without giving effect to any amendments thereto after the Acceptance Time except if consented to by the affected party). For a period of one (1) year following the Acceptance Time, Parent shall provide, or shall cause to be provided, to all employees of the Company and its Subsidiaries immediately prior to the Acceptance Time (“Company Employees”) compensation and benefits that are no less favorable, in the aggregate and taken as a whole, than the compensation and benefits provided to Company Employees immediately before the Acceptance Time; provided, that (i) Parent shall not be required to, or to cause to be provided to, retain, implement or provide any plans or arrangements providing for the issuance of equity or equity-based compensation, and (ii) no such plans or arrangements of the Company referred to in the immediately preceding clause (i) shall be taken into account in determining whether the compensation and benefits provided to Company Employees during the one (1) year period following the Acceptance Time are no less favorable in the aggregate than the compensation and benefits provided to Company Employees immediately before the Acceptance Time. Notwithstanding any other provision of this Agreement to the contrary, for a period of one (1) year following the Acceptance Time, Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the one (1) year period following the Acceptance Time with severance benefits in accordance with the applicable severance plans, programs, agreements and arrangements of Company as in effect immediately prior to the Acceptance Time (with full service credit for years of service with Company and its Subsidiaries (and predecessors) and without taking into account any reduction after the Acceptance Time in compensation paid to Company Employees).

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Acceptance Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Acceptance Time, to the same extent as such Company Employee was entitled, before the Acceptance Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Acceptance Time, provided, that the foregoing shall not apply (i) for service credit for benefit accrual purposes under any defined benefit pension plan of Parent or its Subsidiaries, (ii) for service credit for eligibility purposes under any post-retirement welfare benefit plan of Parent or its Subsidiaries or (iii) to the extent such credit would result in duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (A) Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Acceptance Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause each third party insurer to (1) waive all pre-existing condition exclusions and actively-at-work requirements of such New Plan for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Acceptance Time and (2) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent and Merger Sub hereby acknowledge that the consummation of the transactions contemplated by this Agreement constitute a “change of control,” “change in control” or term of similar import within the meaning of the Company Plans.

(d) Nothing in this Section 6.15, express or implied, shall affect the right of the Company (or the Surviving Corporation, as applicable) to terminate the employment of any employee of the Company or any of its Subsidiaries or shall be construed to grant any current or former employee of the Company (or the Surviving Corporation, as applicable) or any of its Subsidiaries a right to continued employment by, or to receive any payment or benefits from, the Company (or the Surviving Corporation, as applicable) or any of its Subsidiaries or through any Company Plan or other benefit plan that increases or expands such Person’s rights beyond what is provided by the terms of such plan. Other than as expressly contemplated by this Agreement, nothing in this Agreement shall limit the ability of the Company (or the Surviving Corporation, as applicable) or its Affiliates (including Parent and its Affiliates after the consummation of the Offer and/or the Merger) to amend or terminate any Company Plan or other benefit or compensation plan or program. Nothing in this Agreement, express or implied, shall (i) constitute an amendment to any Company Plan or other benefit plan, (ii) create any third party beneficiary rights or (iii) inure to the benefit of or be enforceable by any employee, director or consultant of the Company (or the Surviving Corporation, as applicable), any of its Subsidiaries or their respective Affiliates, of any entity or any Person representing the interest of any such employee, director or consultant or of any Person whose rights are derivative of any such employee, director or consultant (including a family member or estate of any such employee, director of consultant).

Section 6.16  Leasehold Mortgages.  The Company and its Subsidiaries will cooperate, and use their respective reasonable best efforts to cause the applicable landlords to cooperate, to the extent that any Lease requires modification in order to permit such Lease to be mortgaged in connection with the Debt Financing.

Section 6.17  FIRPTA Certificate.  Prior to the Acceptance Time, the Company shall use commercially reasonable efforts to deliver to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h) certifying that an interest in the Company is not a United States real property interest within the meaning of Section 897(c) of the Code and that sets forth the Company’s name, address, and taxpayer identification number.

Section 6.18  NASDAQ Delisting and Deregistration.  Prior to the Closing Date, the Company shall cooperate with Parent and shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to cause the delisting of the Company and the Common Shares from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after such delisting.

Section 6.19  Rule 14d-10(d) Matters.  Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through the Company Board, compensation committee or its Independent Directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding as may be entered into by the Company or its Subsidiaries on or after the date hereof with any officer, director or employee that holds Common Shares pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction or waiver by all parties (to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval (if required by applicable Law) shall have been obtained.

(b) HSR Act; Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign antitrust Laws shall have expired or been terminated (and approval of the transactions contemplated hereby shall have been obtained to the extent required under applicable foreign antitrust Laws).

(c) No Injunctions or Legal Restraints; Illegality.  (i) Solely if the Offer Termination shall not have occurred, no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal or otherwise restrains the consummation of the Merger or (ii) solely if the Offer Termination shall have occurred, there shall not exist any of the conditions set forth in clauses (c)(i) and (ii) of the Offer Conditions.

(d) Purchase of Common Shares in the Offer.  Unless the Offer Termination shall have occurred, Merger Sub shall have purchased all Common Shares validly tendered (and not withdrawn) pursuant to the Offer.

Section 7.2  Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger.  Solely if the Offer Termination shall have occurred, then the obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.4, 4.5(a)(i) and (iii), 4.9(b), 4.20, 4.21, 4.22, 4.24 and 4.25 shall be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct, without giving effect to any materiality or “Material Adverse Effect” qualifications or exceptions contained in such representations and warranties, except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in each case, as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b) the Company shall have performed and complied in all material respects with each of its obligations, covenants and agreements contained in this Agreement;

(c) the Company shall have delivered to each of Parent and Merger Sub a certificate of an executive officer of the Company, dated as of the Closing Date, to the effect set forth in the foregoing Sections 7.2(a) and (b); and

(d) since the date hereof, there shall not have occurred any event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 7.3  Conditions to the Company’s Obligations to Effect the Merger.  Solely if the Offer Termination shall have occurred, then the obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct except as, individually and in the aggregate, would not reasonably be expected to have a

Parent Material Adverse Effect, in each case, as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b) each of Parent and Merger Sub shall have performed and complied in all material respects with each of its obligations, covenants and agreements contained in this Agreement; and

(c) Parent shall have delivered to the Company a certificate of an executive officer of Parent, dated as of the Closing Date, to the effect set forth in the foregoing Sections 7.3(a) and (b).

Section 7.4  Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or prior to five (5) months from the date of this Agreement (the “Merger Outside Date”); provided, that, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to have occurred by the Merger Outside Date.

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.5; or

(iii) if the Company Stockholder Approval is required by applicable Law and such Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by Parent, at any time prior to the Acceptance Time or, if the Offer Termination shall have occurred, at any time prior to the Effective Time:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.2, as to which Section 8.1(c)(ii) will apply), which breach or failure to perform or to be true, either individually or in the aggregate, (A) (1) if the Offer Termination shall not have occurred, would result in the failure of an Offer Condition or of any of the conditions set forth in Section 7.1 or 7.2 and (2) if the Offer Termination shall have occurred, would result in the failure of any of the conditions set forth in Section 7.1, and (B) (1) in the case of clause (A)(1), cannot be or has not been cured by the Offer Outside Date and (2) in the case of clause (A)(2), cannot be or has not been cured by the Merger Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i)

if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) (A) if the Company Board effects an Adverse Recommendation Change, (B) the Company or Company Board (or any committee thereof) shall (1) approve, adopt, endorse or recommend any Acquisition Proposal or (2) approve, adopt, endorse or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, an Alternative Acquisition Agreement or (C) the Company shall have failed to comply with its obligations under the first two sentences of Section 6.2(a), Section 6.2(c) (other than any failure to comply with Section 6.2(c)(ii) that is de minimis, individually and in the aggregate) or Section 6.2(d); or

(iii) if, as of any scheduled expiration date of the Offer (A) all of the Offer Conditions shall not have been satisfied or waived by Parent and (B) no further extensions or re-extensions of the Offer by Parent and Merger Sub are required pursuant to Section 1.1(b).

(d) by the Company, at any time prior to the Acceptance Time or, if the Offer Termination shall have occurred, at any time prior to the Effective Time:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform or to be true, either individually or in the aggregate, (A) (1) if the Offer Termination shall not have occurred, would or would reasonably be expected to prevent or materially delay the consummation of the Offer and (2) if the Offer Termination shall have occurred, would or would reasonably be expected to prevent or materially delay the consummation of the Merger and (B) (1) in the case of clause (A)(1), cannot be or has not been cured by the Offer Outside Date and (2) in the case of clause (A)(2), cannot be or has not been cured by the Merger Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if all of the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (including any extensions thereof in accordance with Section 1.1(b)) and Merger Sub shall have failed to consummate the Offer promptly thereafter in accordance with Section 1.1(c) and the Company stood ready, willing and able to consummate the Offer during such period;

(iii) if all of the conditions set forth in Section 7.1 and, if the Offer Termination shall have occurred, Section 7.2, shall have been satisfied and Parent and Merger Sub shall have failed to consummate the Merger within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.2 and the Company stood ready, willing and able to consummate the Closing during such period; or

(iv) in accordance with and subject to the terms and conditions of Section 6.2(c)(y), provided, that the Company shall have (1) simultaneously with such termination entered into the Alternative Acquisition Agreement and paid to Parent the Company Termination Fee pursuant to Section 8.3(b), and (2) otherwise complied with its obligations under Section 6.2 (other than any such failure to comply that is de minimis, individually and in the aggregate).

Section 8.2  Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, the Company, the Equity Investors, the Lenders or any other Debt Financing Sources, except that the Confidentiality Agreement and the provisions of Section 4.24 and 5.5 (Brokers), Section 6.11 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Amendment or Supplement), Section 8.5 (Extension of Time; Waiver) and Article IX (General Provisions) of this Agreement shall survive the termination hereof.

Section 8.3  Fees and Expenses.

(a) Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9, the Proxy Statement and the Schedule 13E-3 (if required by applicable Law) and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Offer and the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company.

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been provided to the Company, the Company Board or their respective Representatives or otherwise publicly disclosed, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Sections 8.1(b)(i) or 8.1(b)(iii), or by Parent pursuant to Sections 8.1(c)(i) or 8.1(c)(iii) (and as of such time the Minimum Condition has not been satisfied), and (C) within one (1) year from the date of such termination of this Agreement, the Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal; provided, that, for purposes of this Section 8.3(b)(i), “Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.2(e)(i) except that references in Section 6.2(e)(i) to “15%” shall be replaced by “50%”;

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(iv);

then, in any such event, the Company shall pay to Parent a termination fee of $20,000,000 (the “Termination Fee”); provided, however, that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, further, that, with respect to the payment of the Termination Fee pursuant Section 8.3(b)(i), the amount of such Termination Fee shall be reduced if and to the extent Expenses shall have been paid by the Company to Parent pursuant to Section 8.3(d).

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(i) due to a willful and material breach by Parent or Merger Sub at a time when, if the Offer Termination shall not have occurred, all of the Offer Conditions shall have been satisfied or waived and, if the Offer Termination shall have occurred, all of the conditions set forth in Sections 7.1 and 7.2 shall have been satisfied or waived, or pursuant to Section 8.1(d)(ii) or (iii), and, in each case, the Company is not in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, then, in any such event, Parent shall pay to the Company a termination fee of $40,000,000 (the “Reverse Termination Fee”); provided, however, that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

(d) In the event that this Agreement is terminated (i) by either the Company or Parent pursuant to Section 8.1(b)(iii) or (ii) by Parent pursuant to Section 8.1(c)(i) or (iii), then, in each case, the Company shall reimburse Parent and Merger Sub for all Expenses up to $7,500,000.

(e) Payment of the Termination Fee, Reverse Termination Fee and Expenses, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent or the Company, as applicable (i) on the earliest of the execution of a definitive agreement with respect to, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by the Company pursuant to Section 8.1(d)(ii) or (iii) or by Parent pursuant to Section 8.1(c)(ii), (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 8.1(d)(iv) and (iv) in the case of Expenses, as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof).

(f) Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to consummate the Offer or effect the Closing for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.10(b)), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Equity Investors and their Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents or other Representatives, members, Lenders (or other Debt Financing Sources) or other financing sources, managers, general or limited partners or assignees (collectively, the “Parent Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Reverse Termination Fee, in each case, only to the extent provided by Section 8.3(c) or, without duplication, pursuant to the Limited Guarantee, as applicable; and upon payment of such amount, no Person shall have any rights or claims against any of the Parent Related Parties under this Agreement, the Limited Guarantee, the Equity Commitment Letter, in respect of any oral representations made or alleged to be made in connection herewith or therewith, in respect of the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Limited Guarantee, the Equity Commitment Letter, in respect of any oral representations made or alleged to be made in connection herewith or therewith, in respect of the transactions contemplated hereby or thereby. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 9.10(b). If the Company is required to pay the Termination Fee to Parent pursuant to this Agreement, Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company, its Subsidiaries and their Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents or other Representatives, members, financing sources, managers, general or limited partners or assignees (collectively, “Company Related Parties”), without prejudice to the remedy of specific performance set forth in Section 9.10(a), against the Company Related Parties for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Termination Fee and reimbursement of Expenses, in each case, only to the extent provided by Sections 8.3(b) and (d), respectively; and upon payment of such amount, no Person shall have any rights or claims against any of the Company Related Parties under this Agreement or in respect of any oral representations made or alleged to be made in connection herewith or in respect of the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith or in respect of the transactions contemplated hereby. The provisions of this Section 8.3(f) shall be enforceable by each Parent Related Party, each of its Affiliates and their respective successors and permitted assigns.

(g) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent and Merger Sub, and their respective Affiliates, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee or Expenses when due or Parent shall fail to pay the Reverse Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

Section 8.4  Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before of after the Company Stockholder Approval has been obtained; provided, however, that (a) after the Acceptance Time, no amendment shall be made which decreases the Per Share Merger Consideration and (b) after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding the foregoing, after the Acceptance Time and prior to the Effective Time, any amendment to this Agreement must be approved by a majority of the Independent Directors (or in the case where there are two or fewer Independent Directors, the concurrence of one Independent Director), if such amendment would reasonably be expected to have an adverse effect on the rights of any holders of Shares other than Parent or Merger Sub.

Section 8.5  Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that, if Company Stockholder Approval is required by applicable Law, after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law or in accordance with the rules and regulations of NASDAQ requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)  if to Parent, Merger Sub or the Surviving Corporation, to:

c/o Apollo Management VII, L.P.
9 West 57th Street
43rd Floor
New York, NY 10019
Attention: Laurie Medley
Facsimile: (646) 607-0528

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: James Schwab
           Neil Goldman
Facsimile: (212) 757-3990

(ii)  if to Company, to:

CKx, Inc.
650 Madison Avenue
New York, New York 10022
Attention: Howard J. Tytel
Facsimile: (212) 832-5121

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David E. Shapiro
           Alison M. Zieske
Facsimile: (212) 403-2000

Section 9.3  Certain Definitions.  For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “beneficial ownership” has the meaning given to such term in Rule 13d 3 under the Exchange Act.

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed;

(d) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise;

(e) “Expenses” means all actual, documented out-of-pocket expenses actually incurred by a party or on its behalf in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of this Agreement, including all fees and expenses payable to financing sources (including any amounts payable in connection with the Debt Financing and the Debt Commitment Letter), counsel, accountants, investment bankers, experts and consultants and other Representatives

(f) “Indebtedness” means (i) indebtedness for borrowed money (whether current, short-term or long-term, secured or unsecured), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations under conditional or installment sale Contracts or other title retention Contracts relating to purchased property (including “earn-outs”), (iv) capital lease obligations, (v) obligations in respect of interest rate and currency obligation swaps, collars, caps, hedges or similar arrangements, (vi) liabilities of the Company or any of its Subsidiaries for any bank overdrafts, (vii) accrued interest, premiums, penalties and other obligations relating to the foregoing in connection with the repayment thereof on or prior to the Effective Date, (viii) obligations of the Company or any of its Subsidiaries to guarantee any of the foregoing types of indebtedness of any other Person and “keepwell” or other agreements to maintain any financial statement condition of any other Person and (ix) all arrangements having the economic effect of any of the foregoing.

(g) “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of the relevant matter;

(h) “Liens” means any pledges, claims, liens, charges, options, rights of first refusal, encumbrances, mortgages, deeds of trust, easements, covenants, rights of way, title defects and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

(i) “Person” means an individual, corporation, partnership, limited liability company, association, trust, labor union or other association, entity or organization, including any Governmental Entity; and

(j) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the voting or equity securities, or ownership interests otherwise having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(k) “Treasury Regulation” means the regulations promulgated under the Code, including temporary regulations.

Section 9.4  Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or any of their respective Representatives will mean uploaded to and made available to Parent, Merger Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Colonel” or as otherwise delivered to Parent or any Representative of Parent via electronic copy at any time prior to the parties entering into this Agreement.

Section 9.5  Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Support Agreements, the Equity Commitment Letter, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6  No Third Party Beneficiaries.  Except (a) as provided in Sections 6.8, 8.3(f) and 9.10(b) (with respect to the Parent Related Parties and the Company Related Parties) and Section 9.8(b) (with respect to the Debt Financing Sources) and (b) for the provisions of Article III concerning payment of the Per Share Merger Consideration (or the amounts set forth in Section 3.2), which following the Effective Time shall inure to the Company’s stockholders, holders of the Series B Convertible Preferred Shares, holders of the Series C Convertible Preferred Shares, and to the holders of Company Options and Company Restricted Shares, but, in each case, subject to the limitations on enforcement (including as provided in Sections 9.7, 9.8, 9.10 and 9.13) provided for in this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties set forth in Articles IV and V and the covenants and agreements set forth in Article VI have been made solely for the benefit of the parties to this Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified in certain instances by reference to the Company Disclosure Letter, which contains certain disclosures not reflected in the text of this Agreement; and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by the stockholders of, of other investors in, the Company.

Section 9.7  Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement, the Equity Commitment Letter and the Limited Guarantee or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.8  Submission to Jurisdiction.

(a) Each of the parties irrevocably agrees that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of or relating to this Agreement, the Equity Commitment Letter or the Limited Guarantee brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement, the Equity Commitment Letter or the Limited Guarantee, in respect of any oral representations made or alleged to be made in connection herewith or therewith and the transactions contemplated hereby and thereby. Each of the parties agrees not to commence any Action (whether at law, in equity, in contract, in tort or otherwise) relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Chosen Court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of or relating to this Agreement, the Equity Commitment Letter or the Limited Guarantee, in respect of any oral representations made or alleged to be made in connection herewith or therewith or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such Chosen Court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, the Equity Commitment Letter or the Limited Guarantee, or the subject matter hereof or thereof, may not be enforced in or by such Chosen Courts.

(b) Notwithstanding anything in Section 9.8(a) to the contrary, each of the parties hereto agrees that it will not bring or support any Action (whether at law, in equity, in contract, in tort or otherwise) against the Lenders or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including any joinder agreements or credit agreements relating thereto (each such Person, a “Debt Financing Source”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 9.8(b) shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns.

Section 9.9  Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or Merger Sub may assign all or any of their rights and obligations hereunder (including Merger Sub’s rights and obligations as the offeror under the Offer) (a) prior to the Effective Time, to an Affiliate or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or other assignment as collateral in respect of such Financing) and (b) after the Effective Time, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation or any of its Subsidiaries. Any such assignment will not relieve the party making such assignment from its obligations hereunder. Subject to the two (2) immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10  Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Parent, the Company or any of their respective Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the Company, Parent and Merger Sub (as applicable) shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. The Company, Parent and Merger Sub each hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, including Section 9.10(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Cash Equity to be funded to fund the Offer and the Merger and to consummate the Offer and the Merger, as applicable, only in the event that (i) (A) with respect to the Offer, all of the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer and (B) with respect to the Merger, all of the conditions set forth in Section 7.1 and, if the Offer Termination shall have occurred, all of the conditions set forth in Section 7.2, shall have been satisfied or waived as of the time when the Closing would have occurred pursuant to Section 2.2 but for the failure of the Cash Equity to be funded, (ii) the Debt Financing has been funded or will be funded at or promptly after the Acceptance Time or at or prior to the Closing, as applicable, if the Cash Equity is funded at such time in accordance with the Equity Commitment Letter, (iii) Parent and Merger Sub fail to consummate the Offer or effect the Closing in accordance with Sections 1.1(c) or 2.2, respectively and (iv) with respect to the Merger, the Company has irrevocably confirmed that if specific performance is granted and the Cash Equity and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Cash Equity to be funded or to consummate the Offer or the Merger if the Debt Financing has not been funded (or will not be funded at or promptly after the Acceptance Time or at or prior to the Closing, as applicable, if the Cash Equity is funded at such time). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. If a Chosen Court has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Offer or the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 9.10(b) but the standards set forth in this Section 9.10(b) for the Company’s entitlement to such specific performance have been met and would otherwise entitle the Company to such specific performance, then, and solely in such event, the Company shall be entitled to, and Parent and Merger Sub shall pay to the Company, the Reverse Termination Fee as promptly as reasonably practicable following the two (2) week period in the proviso below (and, in any event, within two (2) Business Days of such two (2) week period), payable by wire transfer of readily available funds; provided, that if a Chosen Court has granted an award of damages, the Company may enforce such award and accept damages up to the amount of the Reverse Termination Fee only if, within two (2) weeks following such award, Parent and Merger Sub shall not have not consummated the Offer (to the extent the Offer Termination shall not have occurred) and the Merger. In addition, the Company agrees to cause any Action still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Offer (to the extent the Offer Termination shall not have occurred) and the Merger. For the avoidance of doubt and subject only to the possible entitlement to specific performance as set forth in this Section 9.10, in no event shall Parent, Merger Sub or any Parent Related Party have any liability under or in respect of this Agreement, the Limited Guarantee, the Equity Commitment Letter, the Debt Commitment Letter or in respect of any oral representations made or alleged to be made in connection herewith or therewith or in respect of the transactions contemplated hereby or thereby in excess of an aggregate amount equal to the Reverse Termination Fee. The provisions of this

Section 9.10(b) shall be enforceable by each Parent Related Party, each of its Affiliates and their respective successors and permitted assigns.

(c) Notwithstanding anything to the contrary in this Agreement, except as and to the extent expressly permitted by Section 9.10(b), the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.3(f).

Section 9.11  Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13  Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE EQUITY COMMITMENT LETTER OR THE LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.14  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15  Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.16  No Presumption Against Drafting Party.  Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COLONEL HOLDINGS, INC.

By:	/s/ Aaron J. Stone
Name:     Aaron J. Stone
Title:     Chairman

COLONEL MERGER SUB, INC.

By:	/s/ Aaron J. Stone
Name:     Aaron J. Stone
Title:     Chairman

CKX, INC.

By:	/s/ Michael G. Ferrel
Name:     Michael G. Ferrel
Title:     Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Common Shares promptly after the termination or withdrawal of the Offer), to pay for any Common Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or amend the Offer, if at any scheduled expiration date of the Offer:

(a) there shall not have been validly tendered and not withdrawn a number of Common Shares that, together with the Common Shares, if any, then owned by Parent or any of its Subsidiaries and the Support Agreement Shares, if any, held in a voting trust in accordance with a Support Agreement, would represent at least a majority of the outstanding Common Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Common Shares outstanding, together with all Common Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, including after giving effect to Section 3.2(a)) (the “Minimum Condition”);

(b) the applicable waiting period under the HSR Act or foreign antitrust filings in respect of the transactions contemplated by this Agreement shall not have expired or been terminated (or approval of the transactions contemplated by the Merger Agreement shall not have been obtained to the extent required under applicable foreign antitrust Laws); or

(c) any of the following conditions shall exist:

(i) there shall be pending any Action by any Governmental Entity that seeks, directly or indirectly, to (A) challenge or make illegal or otherwise prohibit, restrain or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (B) to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Affiliates of any material portion of the business or assets of the Company, Parent or any of their respective Affiliates, or to compel the Company, Parent or any of their respective Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Affiliates or (C) to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

(ii) there shall be any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (A) through (C) of paragraph (c)(i) above;

(iii) since the date of the Merger Agreement, there shall have occurred any event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iv) (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements contained in the Merger Agreement; (B) (1) any of the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.4, 4.5(a)(i) or (iii), 4.9(b), 4.20, 4.21, 4.22, 4.24 or 4.25 shall not be true and correct as of the date of the Merger Agreement or as of any scheduled expiration date of the Offer as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) or (2) any of the remaining representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, without giving effect to any materiality or “Material Adverse Effect” qualifications or exceptions contained in such representations and warranties, except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in each case, as of the date of the Merger Agreement or as of any scheduled expiration date of the Offer as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); or (C) Parent and Merger Sub shall have failed to received a certificate of an executive officer of the Company, dated as of the scheduled expiration date of the Offer, to the effect set forth in the foregoing clauses (A) and (B);

(v) Prior to the purchase of Common Shares pursuant to the Offer, the Company Board shall have made an Adverse Recommendation Change; or

(vi) the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination or amendment of the Offer.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part, at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Common Shares, and all conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Exhibit A is attached (the “Merger Agreement”).

EXHIBIT B

LIMITED GUARANTEE

[Attached.]

EXHIBIT C

AMENDMENT TO RIGHTS AGREEMENT

[Attached.]